Exhibit 23.3

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the use of our name in this Annual Report on Form 10-K of Transmeridian Exploration Incorporated for the fiscal year ended December 31, 2007 and to the incorporation by reference of our estimates of the proved reserves and future net revenues from proved reserves of Transmeridian Exploration Incorporated as of December 31, 2007 into Transmeridian Exploration Incorporated’s previously filed Registration Statements on Form S-3 (File Nos. 333-132389, 333-129250, 333-127674, 333-120930, 333-135318, 333-135798 and 333-139923) and on Form S-8 (File Nos. 333-105610, 333-105609 and 333-139232) and the related prospectuses.

/S/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

March 31, 2008